Calculation of Filing Fee Tables
S-3
TPG Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Class A Common Stock, par value $0.001 per share	457(r)	2,913,939	$ 52.16	$ 151,991,058.24	0.0001531	$ 23,269.83
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 151,991,058.24		$ 23,269.83
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 23,269.83
Offering Note
[1]	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the "Securities Act"), TPG Inc. (the "Company") initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (Registration No. 333-277340), filed with the Securities and Exchange Commission (the "SEC") on February 26, 2024. Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $52.16, which is the average of the high and low prices of the shares of the Class A common stock on June 25, 2025 on the Nasdaq Global Select Market. This filing fee exhibit is in connection with a final prospectus supplement dated July 1, 2025, filed by the Company with the SEC pursuant to Rule 424(b) of the Securities Act.